Exhibit 99.1

News Release
Corporate Headquarters 4601 College Boulevard Suite 300 Leawood, Kansas 66211 USA +1-913-327-4200	For Immediate Release Date: November 21, 2006
	Media and Investor Relations Contact (US):	Shruthi Dyapaiah	1-913-327-4225	sdyapaiah@eeft.com

Euronet agrees to acquire RIA Envia, Inc., the third-largest global money transfer company

LEAWOOD, KANSAS, USA—November 21, 2006—Euronet Worldwide, Inc. (“Euronet” or the “Company’) (NASDAQ: EEFT), a leading electronic payments provider, today announced the execution of a stock purchase agreement to acquire Los Angeles-based RIA Envia Inc. (“Ria”). Euronet will acquire 100% of Ria’s outstanding common stock for $380 million in cash, $110 million in Euronet stock (approximately 7.9% of Euronet’s September 30, 2006 diluted weighted average shares outstanding using Euronet’s closing share price on November 20, 2006) and certain contingent value and stock appreciation rights. The transaction will be treated as an asset sale under Section 338(h)(10) of the Internal Revenue Code and is anticipated to be closed during the first or second quarter of 2007, subject to regulatory approvals and other customary closing conditions.

RIA - THE THIRD-LARGEST GLOBAL MONEY TRANSFER COMPANY

Established in 1987, Ria provides money transfer services using state-of-the-art technology. Processing $4.5 billion in money transfers annually, Ria is the third-largest global consumer-to-consumer remittance company in a total market for money transfer services estimated at $256 billion in volume in 2005.

Ria originates transactions through a network of over 10,000 sending agents and 98 company-owned stores located throughout 13 countries in North America, the Caribbean, Europe and Asia and terminates transactions through a payer network of over 32,000 locations across 82 countries. Ria’s primary services include money transfer, bill payment, money orders and check cashing. Ria offers transfers under the brands Ria Money Transfer, AFEX Money Express and Kim Phu Money Transfer. Ria operates in the U.S., Canada, U.K., Ireland, Germany, Sweden, Switzerland, France, Italy, Spain, Puerto Rico, The Dominican Republic and Australia. In addition, Ria has license applications pending in Belgium and Greece.

RIA ACQUISITION POSITIONS EURONET FOR SIGNIFICANT GROWTH AND PROFITABILITY

The acquisition is expected to create significant opportunities for Euronet, including the ability to provide money transfer services to many of Euronet’s 157,000 prepaid top-up locations and to provide prepaid services through Ria’s stores and agents worldwide. Additionally, Euronet expects to be able to use its banking and merchant/retailer relationships to expand money transfer services to corridors across Europe and Asia, including high growth corridors to Central and Eastern European countries.

“Ria, through its family of brands, has a compelling core business in the traditional money transfer corridor between the U.S. and Latin America together with its European and Asian presence,” said Michael J. Brown, Euronet Worldwide Chairman and CEO. “The strategic opportunity in this acquisition is the integration of Ria’s overseas operations in 13 countries and large payer network into Euronet’s international operations. This portion of Ria’s network dovetails nicely with Euronet’s portfolio of banking clients to whom we provide transaction processing services across approximately 9,000 ATMs and our prepaid mobile top-up network comprising 265,000 points-of-sale across 157,000 retail locations. The geographic, economic and relationship synergies are substantial and position Euronet to provide remittance services across many markets around the world.”

“We are enthusiastic about the opportunities available to expand operations in our current international footprint, to develop new corridors and to access a strong prepaid product group as a result of joining the Euronet team,” said Juan C. Bianchi, President and CEO of RIA Envia, Inc. “Aside from the obvious market opportunities, we believe the Ria and Euronet operating philosophies and cultures will fit together nicely.”

Mr. Bianchi will continue to lead Ria’s operations after the acquisition together with the incumbent management team. Moreover, Euronet expects to integrate Ria into its operations and retain Ria’s 1,100 employees worldwide.

Ria’s compounded annual growth rate from 2003-2006 was 20% and 38% for revenue and Adjusted EBITDA (operating profit plus depreciation, amortization and share-based compensation), respectively. Euronet expects Ria to contribute between $25 million and $30 million of Adjusted EBITDA in 2007 and between $45 million and $55 million of Adjusted EBITDA in 2008. Before the impacts of foreign exchange gains or losses, discontinued operations, share-based compensation charges, debt refinancing, and/or other non-operating or unusual items that cannot be accurately projected the Company expects the acquisition of Ria to be approximately $0.07 to $0.13 dilutive to its 2007 diluted earnings per share, due to, among other things, approximately $0.26 per diluted share of purchase price amortization, and approximately $0.20 to $0.25 accretive to its 2008 diluted earnings per share.

All financial information included in this presentation concerning Ria is based on unaudited financial information provided to Euronet by Ria.  Ria’s historical performance is not necessarily indicative of its future performance.

Euronet will finance the transaction with a combination of cash on hand, debt and common stock. Euronet has a commitment for the $180 million of debt financing, to be issued through a secured, syndicated term loan. Through a combination of Euronet’s and Ria’s free cash flow, Euronet estimates it would be able to repay the $180 million acquisition debt within three years. Euronet will issue $110 million of common stock (valued at Euronet's average trading price during the 30 days ending prior to the closing of the transaction). Stock appreciation rights and contingent value rights with 18-month maturities will be granted with respect to that number of shares being issued in the transaction that have an aggregate value of $100 million. Upon exercise of the stock appreciation rights, Euronet will issue additional shares with a value equal to the increase in value of Euronet shares subsequent to the closing date of the acquisition. Under the contingent value rights, in the event the Euronet shares underlying the contingent value rights do not appreciate at least 20%, Euronet will pay to the sellers the difference in cash or Euronet stock, at Euronet’s sole option, and in no event greater than $20 million. The proceeds realized from exercise of the stock appreciation rights are credited against any amounts payable under the contingent value rights. Assuming no change in Euronet's stock price between now and closing of the acquisition and a 20% appreciation in the stock price after closing, final settlement of the stock appreciation rights would result in the issuance of approximately 0.5 million Euronet shares, or approximately 1.1% of diluted shares. Assuming no change in Euronet’s stock price between now and closing of the acquisition and an increase in the stock price to $45 per share after closing, the additional shares issued upon exercise of stock appreciation rights would represent approximately 1.8% of Euronet’s diluted shares.

The purchase agreement provides for payment into escrow of a portion of the purchase price to cover certain indemnification and other liabilities of the sellers, as well as a holdback and purchase price reduction formula that will apply should all regulatory approvals not be obtained prior to closing. Although Euronet expects to be able to obtain all required approvals, the closing and holdback terms prevent delay in closing by providing a mechanism under which closing would occur even though approvals for certain minor markets are still pending, with operations in such markets potentially being temporarily suspended or conducted under Euronet’s own licenses.

Euronet Worldwide will host a conference call on Tuesday, November 21, 2006, at 12:00 p.m. U.S. Eastern Time to discuss details of the Ria acquisition. The conference call will be broadcast on the Internet and can be accessed via the Euronet Worldwide Internet site at www.euronetworldwide.com or via Vcall at http://www.vcall.com/IC/CEPage.asp?ID=111702. Participants should go to the web site at least 15 minutes before this event to download and install any necessary audio software. For those without Internet access, the conference call-in number is +1-877-407-9210 (USA) or +1-201-689-8049 (non-USA). The password is "Euronet."

For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event at http://www.vcall.com/IC/CEPage.asp?ID=111702 as well as via phone. To dial in for the replay, the call-in number is +1-877-660-6853 (USA) or +1-201-612-7415 (non-USA). The account number is 286 and the conference ID number is 221653. The call and webcast replay will be available for one month. No fees are charged to access any event.

Management believes that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures, acquisitions and operations and to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired in prior periods. Similarly, the expense recorded for share-based compensation does not represent a current or future period cash cost. Adjusted EBITDA, defined as operating income excluding the costs of depreciation, amortization and share-based compensation, is a calculation commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the payment processing industry. Management analyzes historical results adjusted for certain items that are non-operational or not necessarily ongoing in nature and that are incremental to the baseline of the business. Generally, these items include gains or losses associated with the sale of business assets or operations, market development costs, foreign exchange translations, discontinued operations, early debt retirement and other similar items as discussed in this press release; management believes the exclusion of these items provides a better basis for evaluating the underlying business unit performance. The attached schedule provides a full reconciliation of any such non-GAAP financial measures to a corresponding GAAP financial measure.

About Euronet Worldwide
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers outsourcing and consulting services, integrated EFT software, network gateways, electronic prepaid top-up services to financial institutions, mobile operators and retailers, as well as electronic consumer money transfer and bill payment services. Euronet operates and services the largest pan-European group of ATMs and operates the largest Indian shared ATM network. Euronet is also one of the largest providers of prepaid processing, or top-up services, for prepaid mobile airtime. The Company is a licensed electronic money transmitter and bill payment company via Euronet Payments and Remittance, Inc. The Company has processing centers located in the U.S., Europe and Asia, and processes electronic top-up transactions at more than 265,000 point-of-sale terminals across approximately 157,000 retailers in Europe, Asia Pacific, Africa and the U.S. With corporate headquarters in Leawood, Kansas, USA, and 26 worldwide offices, Euronet serves clients in more than 80 countries. Visit the Company’s web site at www.euronetworldwide.com.

Any statements contained in this news release that concern the Company's or management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: technological developments affecting the market for the Company’s products and services; foreign exchange fluctuations; integration of Ria into the Company and changes in laws and regulations affecting the Company's business. These risks and other risks are described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting the Company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

EURONET WORLDWIDE, INC.
Reconciliation of Ria Estimated Operating Income to Estimated Adjusted EBITDA
(unaudited - in millions)

	2007 Estimated Range
	(9 months)		2008 Estimated Range

	Low	High	Low	High

Estimated operating income	$12	$15	$28	$35

Add: Estimated depreciation and amortization *	13	15	17	20

Estimated earnings before interest, taxes,
depreciation and amortization
(Adjusted EBITDA)	$25	$30	$45	$55

* Includes approximately $17 million in estimated annual purchase price amortization, or $0.35 per share annually, or $0.26 for nine months, based on estimated 49 million diluted weighted average shares outstanding.